Exhibit 5

[McKenna Long & Aldridge LLP letterhead]

July 27, 2005

TRX, Inc.

6 West Druid Hills Drive

Atlanta, GA 30329

Re:	TRX, Inc.
Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to TRX, Inc., a Georgia corporation (the “Company”), in connection with a Registration Statement on Form S-1 (Registration No. 124741) (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission (the “Commission”). The Registration Statement covers an aggregate of 3,400,000 shares (the “Company Shares”) of Common Stock, $.01 par value per share (the “Common Stock”) to be issued by the Company and 4,420,000 shares of Common Stock to be sold by certain Selling Stockholders (the “Selling Stockholder Shares”), including up to 1,020,000 Shares subject to an over-allotment option (the “Over-Allotment Option”) to be granted by the Selling Stockholders to Credit Suisse First Boston, Thomas Weisel Partners, Legg Mason Wood Walker, Inc. and SunTrust Capital Markets, Inc. as underwriters (the “Underwriters”).

The opinions hereinafter set forth are given at the request of the Company pursuant to Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K. The only opinions rendered by this firm consist of the matters set forth in numbered paragraphs (1) and (2) below (our “Opinion”), and no other opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Amended and Restated Articles of Incorporation of the Company; the Amended and Restated Bylaws of the Company; minutes and consent actions of proceedings of the Board of Directors, committees of the Board of Directors and the shareholders of the Company; and the form of underwriting agreement to be entered into among the Company and the Underwriters (the “Underwriting Agreement”). In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and certificates of public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the issuance of the Common Stock. Our Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the Opinion that:

(1)	the Company Shares to be issued and sold by the Company, when issued, sold and delivered in accordance with the Underwriting Agreement against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

(2)	the Selling Stockholder Shares to be sold in accordance with the terms of the Underwriting Agreement (inclusive of up to 1,020,000 shares pursuant to the Over-Allotment Option), have been duly authorized and are validly issued, fully paid and nonassessible.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ MCKENNA LONG & ALDRIDGE LLP

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